Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated July 20, 2007, with respect to the consolidated financial statements of Omeros Corporation included in the Registration Statement (Form S-1) and related Prospectus of Omeros Corporation for the registration of shares of its common stock.
/s/ Ernst & Young LLP
Seattle, Washington
January 8, 2008